EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Mid Penn Bancorp, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission of our report dated February 26, 2007, relating to the consolidated financial statements of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006, which report appears in Mid Penn Bancorp, Inc.’s Annual Report to Shareholders for the year ended December 31, 2006.

/s/ PARENTE RANDOLPH, PC

Williamsport, Pennsylvania

February 26, 2007